Exhibit 99.1

Investor/Press Contact:
ICR, Inc.
Investors:  Allison Malkin/Jane Thorn Leeson
                  203-682-8225/646-277-1223
Press: Alecia Pulman, 203-682-8224

DENISE SEEGAL APPOINTED TO BLUEFLY BOARD OF DIRECTORS

NEW YORK – November 8, 2010 – Bluefly, Inc. (NASDAQ Capital Market: BFLY), a leading online retailer of designer brands, fashion trends and superior value (www.bluefly.com), today announced that Denise Seegal has been elected to serve as an independent member of the Company’s Board of Directors, effective November 5, 2010. With this appointment, Bluefly’s Board of Directors will be composed of nine members, four of whom are independent directors.

Denise Seegal has more than thirty years of professional experience in the fashion industry with unparalleled achievements in brand-building and management. Currently, Ms. Seegal is a global consultant for Financo, an investment banking firm, and operates Denise Seegal Associates, a consulting firm specializing in development, growth, and expansion strategies for global lifestyle brands. Prior to this, Ms. Seegal served as President and CEO of VF Sportswear Coalition, VF Corp. from 2004 to 2008. Previously, Ms. Seegal’s leadership roles have included: President and CEO of Sweetface Fashion Company, , President of Liz Claiborne Inc., President of CK Calvin Klein, the founding President of DKNY, and Executive Vice President Of Ralph Lauren Womenswear. She currently serves as a board member of: Parsons The New School for Design, The Fashion Group International, LIM College, and Head of the Charles Regatta.

Melissa Payner, Chief Executive Officer of Bluefly, commented: “I am excited to have Denise Seegal join our Board. Denise is a highly seasoned retail executive and we believe her significant leadership skills and expertise in innovation, marketing and retail strengthens the range of experience of our board. Her insight will be of great value to us, as we continue to grow our business and increase long-term value for our shareholders.”

Denise Seegal, President and Chief Executive Officer of Denise Seegal Associates, commented, “I am very excited to join Bluefly’s Board of Directors. Bluefly has great growth potential and I look forward to working closely with Bluefly’s management team to help the Company achieve its goals.”

About Bluefly, Inc.

Founded in 1998, Bluefly, Inc. (NASDAQ Capital Market:  BFLY) is a leading online retailer of designer brands, fashion trends and superior value.  Bluefly is headquartered at 42 West 39th Street in New York City, in the heart of the Fashion District.  For more information, please call 212-944-8000 or visit www.bluefly.com.

This press release may include statements that constitute “forward-looking statements,” usually containing the words “believe,” “project,” “expect” or similar expressions.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  The risks and uncertainties are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K.  These risks and uncertainties include, but are not limited to, the following: the Company’s history of losses and anticipated future losses; the Company’s ability to realize benefits from its increased marketing expenses;  risks associated with the economic downturn; risks associated with affiliates of Rho Ventures, LP, affiliates of Soros Fund Management, private funds associated with Maverick Capital Ltd. and affiliates of Prentice Capital Management, LP each owning a significant portion of our stock; the potential failure to forecast revenues and/or to make adjustments to our operating plans necessary as a result of any failure to forecast accurately; unexpected changes in fashion trends; cyclical variations in the apparel and e-commerce markets; risks associated with our dependence on one supplier for a material portion of our inventory; the risk of default by us under our credit facility and the consequences that might arise from us having granted a lien on substantially all of our assets under that agreement; risks of litigation related to the sale of unauthentic or damaged goods and litigation risks related to sales in foreign countries; our potential exposure to product liability claims in the event that products sold by us are defective; the dependence on third parties and certain relationships for certain services, including our dependence on UPS and USPS (and the risks of a mail slowdown due to terrorist activity) and our dependence on our third-party web hosting, fulfillment and customer service centers; online commerce security risks; our ability to raise additional capital, if needed, to support the growth of our business; risks related to brand owners’ efforts to limit our ability to purchase products indirectly; management of potential growth; the competitive nature of our business and the potential for competitors with greater resources to enter the business; the availability of merchandise; the need to further establish brand name recognition; risks associated with our ability to handle increased traffic and/or continued improvements to our Web Site; rising return rates; dependence upon executive personnel who do not have long-term employment agreements; the successful hiring and retaining of new personnel; risks associated with expanding our operations; risks associated with potential infringement of other’s intellectual property; the potential inability to protect our intellectual property; government regulation and legal uncertainties; uncertainties relating to the imposition of sales tax on Internet sales; our ability to utilize our net operating losses; and the effectiveness of our internal controls.